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                                                                       Exhibit 2

                              MANAGEMENT AGREEMENT


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                              MANAGEMENT AGREEMENT

         This Management Agreement is entered into as of the 1st day of December 2000, by and among SportSoft Golf, Inc. ("SSG") and Visual Data Corporation ("VDAT") in connection with that certain Agreement (the "Merger Agreement") among SSG, certain SSG shareholders and VDAT, effective as of December 1, 2000. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

         WHEREAS, as of December 1, 2000, SSG and VDAT entered into the Merger Agreement pursuant to which SSG agreed to merge with a wholly-owned subsidiary of VDAT on the terms and conditions contained in the Merger Agreement.

         WHEREAS, SSG desires to retain the services of VDAT, or an affiliate thereof, to manage and oversee the business of SSG and its subsidiaries with respect to all of its and their operations until the Effective Time (as defined in the Merger Agreement) occurs under the Merger Agreement as therein provided.

         WHEREAS, VDAT is a corporation which is capable of providing management services and wants to provide such services to SSG.

         NOW, THEREFORE, in consideration of the covenants and promises contained herein and in the Merger Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. APPOINTMENT AND TERM. SSG hereby appoints VDAT as the manager (the "Manager") for its corporation and its subsidiaries for the period (the "Management Period") commencing as of close of business on the date hereof until the earlier to occur of (a) the Effective Time (as such term is defined in the Merger Agreement) or (b) the termination of the Merger Agreement.

         2. DUTIES OF MANAGER. Subject to the terms and conditions of this Agreement, the Manager shall assume complete and absolute managerial day-to-day control over SSG and its subsidiaries for the Management Period. Such control shall include, but not be limited to:

                  (a) The hiring and discharging of personnel for SSG and its subsidiaries; provided that no personnel of SSG or its subsidiaries shall be discharged without the express written consent of SSG.

                  (b) Maintenance of all books, records and accounts of SSG and its subsidiaries including all operating bank accounts.

                  (c) Payments of all bills and other financial obligations incident to the maintenance and operation of SSG and its subsidiaries, including without limitation payroll, taxes, current operating expenses and accounts payable necessary to maintain SSG and its subsidiaries in the ordinary course of their business during the Management Period.

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                  (d) Ordering of all necessary supplies, provisions and
equipment; provided, however, that no purchases for replacements of or additions to existing physical equipment in excess of $5,000 shall be made without the express written consent of SSG.

                  (e) The right to promote and market SSG and its subsidiaries in consultation with SSG.

                  (f) Use commercially reasonable efforts to maintain good working relationships with vendors, customers, employees, consultants and agents.

         3. POWERS OF MANAGER. SSG hereby grants to VDAT all the power and authority necessary to carry out, in the manner deemed best by Manager, the management of SSG and its subsidiaries as contemplated herein. VDAT agrees to secure SSG's approval for all extraordinary expenditures except emergency expenditures if such emergency expenditures are necessary, in the reasonable opinion of VDAT, to protect SSG and its subsidiaries from immediate risk of damage.

         4. COMPLIANCE. Notwithstanding Paragraph 2, the governing authority of SSG and its subsidiaries shall remain absolute with responsibility for compliance with all statutory and regulatory requirements; full legal authority of the operation of SSG and its subsidiaries; independent control of SSG and its subsidiaries' corporate books and records; authority for disposition of assets; incurring extraordinary liabilities and authority for enforcement of policies affecting the delivery of business services. Each party, respectively, agrees to comply with and this Agreement is intended to comply with all federal and state laws, rules, regulations and guidelines.

         5. CONTROL RETAINED BY THE BOARD OF DIRECTORS OF SSG. The Board of Directors of SSG shall at all times retain responsibility over the affairs of SSG and its subsidiaries. SSG shall be solely responsible for ensuring that the officers and other employees of SSG and its subsidiaries spend the necessary time to perform the administrative and supervisory functions required by this Agreement and federal and state laws, regulations, rules and guidelines.

         6. COMPENSATION; ADVANCES. For its services, VDAT shall receive as compensation all the consolidated income of SSG and its subsidiaries, having paid out of operating income of SSG and its subsidiaries all expenses incurred in the operation of SSG and its subsidiaries. In the event VDAT advances additional funds to SSG during the term of this Agreement and the Merger is not consummated, SSG is to pay such amounts in accordance with the terms and conditions of the certain Note dated September 22, 2000, between VDAT and SSG.

         7. INSURANCE. SSG shall, use its best efforts to secure liability, and such appropriate insurance necessary to permit VDAT to provide the managerial services

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under this Agreement. SSG shall name VDAT as an additional insured under said policies.

         8. LIABILITY. In performance of its duties hereunder, VDAT shall not be liable for errors in judgment or any acts or omissions unless caused by or arising from the gross negligence or willful misconduct or bad faith of, or breach of trust by, VDAT. Each party will be and act as an independent contractor and not as the agent, employee or partner of, or joint venturer with, the other party for any purpose, and neither party, by virtue of this Agreement, shall have any right, power or authority to act or create any obligation, express or implied, on behalf of the other party.

         9.       INDEMNIFICATION.

                  (a) SSG agrees to indemnify and hold VDAT harmless to the fullest extent permitted by law from and against any and all liabilities, losses, interest, damages, costs or expenses (including, without limitation, reasonable attorneys' fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or post judgment) threatened or assessed against, levied upon, or collected from, VDAT, arising out of, from, or in any way related to, the duties performed and obligations incurred hereunder (collectively, the "Liabilities"). Notwithstanding the foregoing, SSG shall not be required to indemnify VDAT with respect to Liabilities suffered as (i) a result of the willful misconduct or gross negligence of VDAT or any of the agents or employees of VDAT; (ii) to the extent such Liabilities arise out of, from, or in any way relate to the breach or default by VDAT of any of the provisions hereof; or (iii) to the extent that the same may be covered by proceeds of insurance maintained by SSG and its subsidiaries.

                  (b) VDAT agrees to indemnify and hold SSG harmless from all liabilities, losses, interest, damages, costs or expenses (including without limitation, reasonable attorneys' fees, whether suit is instituted or not, and if instituted, whether incurred at any trial or appellate level or post judgment), threatened or assessed against, levied upon, or collected from, SSG arising from the willful misconduct or gross negligence or material breach or default of any of the terms and conditions of this Agreement by VDAT of any of the agents or employees of VDAT, provided that VDAT shall not be required to indemnify SSG or its subsidiaries with respect to any of the foregoing to the extent that the same may be covered by proceeds of insurance maintained by SSG or otherwise.

                  (c) A party's duty to indemnify pursuant to the provisions of this Section shall be conditioned upon the giving of notice by such party of any action, suit or proceeding and upon the indemnifying party being permitted to assume the defense of any such action, suit or proceeding; provided that the failure to provide notice shall not relieve any party of its indemnification obligations hereunder except to the extent it is prejudiced thereby. Except as set forth in paragraphs (a) and (b) above, each party shall bear its own expenses in connection with the defense of such action, suit or proceeding.

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10.      MISCELLANEOUS.

                  (a) All notices and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be deemed to have been duly given when received if delivered personally, telecommunicated, or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed:

                  (i)      If to SSG, to:

                           SportSoft Golf, Inc.
                           1350 Campus Parkway
                           Wall Township, New Jersey  07753
                           Attention: Chief Executive Officer
                           Facsimile No. (732) 751-8812

                      with a copy to:

                           Edwards & Angell, LLP
                           750 Lexington Avenue
                           New York, N.Y. 10022
                           Attention: Patricia L. Kantor, Esq.
                           Facsimile No. (212) 308-4844

                  (ii)     If to VDAT, to:

                           Visual Data Corporation
                           1291 S.W. 29th Avenue
                           Pompano Beach, Florida 33069
                           Attention:  Randy Selman
                           Facsimile No. (954) 917-6660

                      with a copy to:

                           Atlas Pearlman, P.A.
                           Suite 1700
                           350 East Las Olas Boulevard
                           Fort Lauderdale, Florida 33301
                           Attention: Joel D. Mayersohn, Esq.
                           Facsimile No.: (954) 766-7800

or to such other addresses as any party may hereafter designate in writing to the other parties.

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                  (b) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one and the same instrument.

                  (c) VDAT may not assign its respective rights and obligations without the proper written consent of SSG except to an affiliate of VDAT, which shall have adequate personnel and experience to perform VDAT's duties with the same level of competence as Manager.

                  (d) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to the laws which might otherwise be applicable under principles of conflict of laws.

                  (e) Captions are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

                  (f) This Agreement and the applicable portions of the Merger Agreement constitute the entire agreement between the parties hereto related to the subject matter hereof and no modification hereof shall be effective unless made by a supplemental agreement in writing executed by all of the parties hereto.

                       THIS SPACE INTENTIONALLY LEFT BLANK


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         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals, or caused these presents to be signed by their proper corporate officers and their proper corporate seal to be hereto affixed, the day and year first above written.

                                                      SSG:
                                                      SPORTSOFT GOLF, INC.,

                                                      By: /s/ Alfred R. Paliani
                                                         -----------------------
                                                      Name: Alfred R. Paliani
                                                           ---------------------
                                                      Its: President and COO
                                                          ----------------------


                                                      VDAT:
                                                      VISUAL DATA CORPORATION

                                                      By: /s/ Randy S. Selman
                                                         -----------------------
                                                      Name: Randy S. Selman
                                                           ---------------------
                                                      Its: President
                                                          ----------------------


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